Exhibit 9(b)

EXECUTION

JOINDER AGREEMENT AND AMENDMENT

TO

CUSTODY AGREEMENT

This Joinder Agreement and Amendment (“Amendment”) dated September 5, 2017 and effective the 11th day of September, 2017 is by and between each of Duff & Phelps Select Energy MLP Fund Inc., Virtus Total Return Fund Inc., Virtus Global Dividend and Income Fund, Inc., Virtus Global Multi-Sector Income Fund (each, the “Fund” and collectively, the “Funds”) and The Bank of New York Mellon (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and Duff & Phelps Select Energy MLP Fund Inc. entered into a Custody Agreement dated as of May 7, 2014 (the “Agreement”) relating to BNY Mellon’s provision of custody services.

B.	Each Fund and BNY Mellon desire that each Fund be a party to the Agreement and receive the custody services set forth in the Agreement and desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	By executing this Agreement, each Fund and BNY Mellon agrees to become a party to, and be bound by, and to comply with the terms of the Agreement in the same manner as if each of the undersigned were an original signatory to the Agreement. For the avoidance of doubt, each investment company listed at Schedule I shall be considered to have a separate agreement with BNY Mellon and hereby appoints BNY Mellon to provide custody services in accordance with the terms set forth in the Agreement. BNY Mellon accepts such appointment and agrees to furnish such services.

2.	Section 1 of the Agreement is hereby amended and supplemented by adding the following Definitions:

“Economic Sanctions Compliance Program” shall mean those programs, policies, procedures and measures designed to ensure compliance with, and prevent violations of, Sanctions.

EXECUTION

“Sanctions” shall mean all economic sanctions, laws, rules, regulations, executive orders and requirements administered by any governmental authority of the U.S. (including the U.S. Office of Foreign Assets Control) that are applicable to the Fund.

3.	Section 8 of the Agreement is hereby amended and supplemented by adding the following:

8.8	Sanctions.

(a)       Throughout the term of this Agreement, the Fund shall maintain, and comply with, compliance policies and procedures that are reasonably designed to ensure the Fund’s compliance with applicable Sanctions.

(b)       To the extent available to the Fund, the Fund will promptly provide to the Custodian such information as the Custodian reasonably requests in connection with the matters referenced in this Section 8.8, including information regarding the Accounts, the assets held or to be held in the Accounts, the source thereof, and the identity of any individual or entity having or claiming an interest therein. The Custodian may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 8.8. If the Custodian declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, the Custodian will inform the Fund as soon as reasonably practicable.

4.	Section 10.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“10.2	Termination.

a. This Agreement shall continue through October 9, 2022 (the “Initial Term”).

b. Upon the expiration of the Initial Term, this Agreement shall continue automatically until terminated in accordance with this Section 10.2; provided however, that this Agreement may be terminated at the end of its Initial Term or any subsequent date by Custodian upon 90 days’ prior written notice to the other parties, and by the Fund upon 60 days’ prior written notice to Custodian.

c. In the event of termination, all reasonable actual expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund and paid to Custodian prior to any such conversion.

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d. If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure shall not have been remedied within thirty (30) days after such written notice is given of such material failure, then the Non Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party even during the Initial Term. In all cases, termination by the Non Defaulting Party shall not constitute a waiver by the Non Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party. For the avoidance of doubt, a material failure by the Custodian to perform its duties and obligations hereunder in accordance with the Service Level Agreement between the parties shall constitute a material failure to perform its duties and obligations hereunder by the Custodian.

e. Notwithstanding anything contained in this Agreement to the contrary, if the Fund gives notice to Custodian terminating it as the provider of any of the services hereunder or if the Fund otherwise terminates this Agreement Custodian shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund’s successor service provider, provided that Custodian does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund. If any of the Fund’s assets serviced by Custodian under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or any affiliate of the Fund), this Agreement will remain in full force and effect with respect to all non-Removed Assets.

f. In the event this Agreement is terminated (pending appointment of a successor to Custodian or vote of the shareholders of the Fund to dissolve or to function without a custodian of its cash, securities or other property), Custodian shall not deliver cash, securities or other property of the Portfolios to the Fund. It may deliver them to a bank or trust company of Custodian’s choice, having aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), as a custodian for the Fund to be held under terms similar to those of this Agreement. Custodian shall not be required to make any delivery or payment of assets upon termination until full payment shall have been made to Custodian of all of its fees, compensation, costs, expenses and other amounts owing to it hereunder. Custodian shall have a first priority contractual possessory security interest in and shall have a right of setoff against the Property as security for such payment of its fees, compensation, costs, expenses and other amounts owing to it.”

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5.	For clarity, as of the effective date of this Amendment the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 4 above).

6.	Schedule I to the Agreement is hereby deleted in its entirety and replaced with Schedule 1 attached hereto.

7.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall have the same meanings as set forth in the Agreement. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

EXECUTION

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

DUFF & PHELPS SELECT ENERGY MLP FUND INC.

By:	/s/ Amy Hackett
Name:	Amy Hackett
Title:	VP & Asst. Treasurer

VIRTUS TOTAL RETURN FUND INC.

By:	/s/ Amy Hackett
Name:	Amy Hackett
Title:	VP & Asst. Treasurer

VIRTUS GLOBAL DIVIDEND AND INCOME FUND INC.

By:	/s/ Amy Hackett
Name:	Amy Hackett
Title:	VP & Asst. Treasurer

VIRTUS GLOBAL MULTI-SECTOR INCOME FUND

By:	/s/ Amy Hackett
Name:	Amy Hackett
Title:	VP & Asst. Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Armando Fernandez
Name:	Armando Fernandez
Title:	Vice President